Exhibit 99.1
CareFusion Germany 234 GmbH Höchberg
Carve Out Financial Statements of Research Services Division of CareFusion Germany 234 GmbH for the years ended December 31, 2008 and 2009
Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft

Report of Independent Auditors
The Management Board of CareFusion Germany 234
We have audited the accompanying combined balance sheets of Research Services (comprised of the research services division of CareFusion Germany 234 GmbH and certain research operations of CareFusion Corporation) (the Company) as of December 31, 2009 and 2008, and the related combined statements of income, parent company equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Research Services (comprised of the research services division of CareFusion Germany 234 GmbH and certain research operations of CareFusion Corporation) at December 31, 2009 and 2008, and the combined results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.
Eschborn/Frankfurt am Main, May 26, 2010

Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft

/s/ Bösser	/s/ Muth

Bösser Wirtschaftsprüfer	Muth Wirtschaftsprüfer

RESEARCH SERVICES (A DIVISION OF CAREFUSION CORPORATION)
COMBINED STATEMENTS OF INCOME

	Year ended December 31,
(in thousands)	2009	2008

Product Revenue	$23,306	$26,958
Service Revenue	26,656	23,655

Total Revenue	49,962	50,613
Cost of Products and Services Sold	25,385	22,760

Gross Margin	24,577	27,853

Selling, General and Administrative Expenses	19,301	19,110
Research and Development Expenses	1,606	2,032

Operating Income	3,670	6,711

Interest (Expense)/Income and Other, Net	(1,101)	200

Income Before Income Taxes	2,569	6,911

Current Income Taxes	(283)	(788)
Deferred Income Taxes	(1,012)	(810)

Total Income Taxes	(1,295)	(1,598)

Net Income	$1,274	$5,313

See accompanying notes to combined financial statements

RESEARCH SERVICES (A DIVISION OF CAREFUSION CORPORATION)
COMBINED BALANCE SHEETS

	December 31,	December 31,
(in thousands)	2009	2008

ASSETS
Current Assets:
Cash and Cash Equivalents	$19	$122
Trade Receivables	11,279	9,870
Inventories, Net	3,544	2,387
Prepaid Expenses and Other Current Assets	517	586

Total Current Assets	15,359	12,965

Property and Equipment, Net	11,391	7,883
Goodwill	42,550	41,227
Intangible Assets, Net	19,641	13,405
Other Assets	446	482

Total Assets	$89,387	$75,962

LIABILITIES AND PARENT COMPANY EQUITY
Current Liabilities:
Current Portion of Long-Term Debt to Parent	$—	$2,294
Accounts Payable	1,952	1,612
Other Current Liabilities	3,815	2,719

Total Current Liabilities	5,767	6,625

Long-Term Debt, Less Current Portion, to Parent	2,152	2,085
Deferred Tax Liabilities	2,860	1,583
Other Non-Current Liabilities	659	583

Total Liabilities	11,438	10,876

Commitments and Contingencies (note 9)

Parent Company Equity:
Parent Company Investment	73,625	63,177
Accumulated Other Comprehensive Income	4,324	1,909

Total Parent Company Equity	77,949	65,086

Total Liabilities and Parent Company Equity	$89,387	$75,962

See accompanying notes to combined financial statements

RESEARCH SERVICES (A DIVISION OF CAREFUSION CORPORATION)
COMBINED STATEMENTS OF PARENT COMPANY EQUITY

		Accumulated
	Parent	Other	Total Parent
	Company	Comprehensive	Company	Comprehensive
(in thousands)	Investment	Income	Equity	Income

Balance as of December 31, 2007	$56,498	$3,666	$60,164

Comprehensive Income:
Net Income	5,313	—	5,313	$5,313
Foreign Currency Translation Adjustments	—	(1,757)	(1,757)	(1,757)

Total Comprehensive Income				$3,556

Net Transfers from Parent	1,366	—	1,366

Balance as of December 31, 2008	63,177	1,909	65,086

Comprehensive Income:
Net Income	1,274	—	1,274	$1,274
Foreign Currency Translation Adjustments	—	2,415	2,415	2,415

Total Comprehensive Income				$3,689

Net Transfers from Parent	9,174	—	9,174

Balance as of December 31, 2009	$73,625	$4,324	$77,949

See accompanying notes to combined financial statements

RESEARCH SERVICES (A DIVISION OF CAREFUSION CORPORATION)
COMBINED STATEMENTS OF CASH FLOWS

	Year ended December 31,
(in thousands)	2009	2008
Cash Flows from Operating Activities:
Net Income	$1,274	$5,313
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	5,430	5,142
Loss on Disposal of Property and Equipment	811	1,481
Share-Based Compensation Expense	281	150
Provision for Deferred Income Taxes	1,012	810
Other Non-Cash items	295	276
Change in Operating Assets and Liabilities:
Increase in Trade Receivables	(1,409)	(1,388)
(Increase)/Decrease in Inventories	(1,238)	2,458
Increase/(Decrease) in Accounts Payable	340	(977)
Other Current Liabilities and Operating Items, Net	1,244	(1,622)

Net Cash Provided by Operating Activities	8,040	11,643

Cash Flows from Investing Activities:
Acquisition of Subsidiary, Net of Cash Acquired	—	(4,788)
Purchases of Property and Equipment	(7,230)	(6,821)
Purchases of Intangible Assets	(7,798)	(5,657)

Net Cash Used in Investing Activities	(15,028)	(17,266)

Cash Flows from Financing Activities:
Issuance of Long-Term Debt	—	4,379
Repayment of Long-Term Debt	(2,294)	—
Net Cash Transfer from Parent	9,174	1,366

Net Cash Provided by Financing Activities	6,880	5,745

Effect of Exchange Rate Changes on Cash and Cash Equivalents	5	—

Net (Decrease)/Increase in Cash and Cash Equivalents	(103)	122

Cash and Cash Equivalents at Beginning of Period	122	—

Cash and Cash Equivalents at End of Period	$19	$122

Supplemental Information:
Cash payments for interest	$98	$159
Income taxes (note 8)
See accompanying notes to combined financial statements

NOTE 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
General. References in these notes to the combined financial statements to “Research Services,” “we,” “us,” “our,” “the business” and “our business” refer to CareFusion Corporation’s Research Services division. All references to “notes” mean the notes to the combined financial statements presented herein.
Our Business. We are a global medical technology business primarily based in Hoechberg, Germany that provides devices and complementary services that enable pharmaceutical and biotechnology companies to electronically capture, process and distribute clinical data more efficiently through all phases of the development of a new drug. We are a market leader offering customized products for respiratory, cardiac safety, and electronic patient reported outcomes (“ePRO”) measurements as well as services that collect, transmit, analyze and process such patient data. Our primary products are MasterScope® CT, FlowScreen® CT, AM3®, CorScreen®, VIAPen™ Digital Pen and VIAPad™ eDiary.
We operated as a division of VIASYS Healthcare, Inc. (“Viasys”) until Cardinal Health, Inc. (“Cardinal Health”) acquired Viasys and us in June 2007. Cardinal Health separated its clinical and medical products businesses (including our Research Services business) into the new CareFusion Corporation (“CareFusion”) via a spinoff transaction in August 2009. From the time of Viasys ownership, we primarily operated within CareFusion Germany 234 GmbH (“CareFusion Germany 234”), a German subsidiary that also includes certain operations of other CareFusion divisions. We expect that CareFusion Germany 234 will be demerged into two entities: the existing CareFusion Germany 234 and the new Research Services GmbH in May 2010 (the “Demerger”). Upon demerger, our assets and liabilities that were held within CareFusion Germany 234 will be contributed to the new Research Services GmbH. We also conduct operations at a smaller scale in certain other CareFusion subsidiaries.
Principles of Combination and Basis of Presentation. The combined financial statements presented herein, and discussed below, have been prepared on a stand-alone basis and are derived from the combined financial statements and accounting records of CareFusion and Cardinal Health. The combined financial statements reflect our financial position, results of operations and of cash flows as we were historically managed, in conformity with accounting principles generally accepted in the United States of America, or GAAP.
All significant intercompany transactions between us and CareFusion/Cardinal Health have been included in these combined financial statements and are, except for long-term debt (see note 3), considered to be effectively settled for cash in the combined financial statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the combined statements of cash flows as a financing activity and in the combined balance sheets as Parent Company Investment.
We have historically been organized and managed in a manner similar to a stand-alone operation with limited services provided by CareFusion and Cardinal Health. Those limited services included treasury, finance, human resources, facilities and employee benefit programs, including bonus and share-based compensation. The cost of these services has been allocated to us and included in the combined financial statements. We consider the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by us during the periods presented. A more detailed discussion of the relationship with CareFusion and Cardinal Health, including a description of the costs which have been allocated to us, as well as the method of allocation, is included in note 12.
Our combined financial statements may not be indicative of our future performance and do not necessarily reflect what the results of operations, financial position and cash flows would have been had we operated as a stand-alone company during the periods presented.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the combined financial statements and accompanying notes. Such estimates include, but are not limited to, allowance for doubtful accounts, inventory valuation, goodwill and intangible asset impairment, share-based compensation and income taxes. Actual amounts may differ from these estimated amounts.
Cash Equivalents. We consider all liquid investments purchased with an original maturity of three months or less to be cash equivalents. The carrying value of these cash equivalents approximates fair value.

Concentrations of Credit Risk and Major Customers. Our business depends entirely on the clinical research that pharmaceutical and biotechnology companies conduct. Our revenues and profitability will decline if there is less competition in the pharmaceutical or biotechnology industries, which could result in fewer products under development and decreased pressure to accelerate product approval. Our revenues and profitability will also decline if the United States Food and Drug Administration (“FDA”) or similar agencies in other countries modify their requirements, thereby decreasing the need for our solutions.
Financial instruments that potentially subject us to concentration of credit risk consist primarily of trade receivables, which are primarily comprised of amounts owed to us through our operating activities. We have historically not experienced significant problems with collections. Accordingly, we have not provided an allowance for doubtful accounts at either December 31, 2009 or 2008, respectively. An account is considered past due on the first day after its due date. We monitor past due accounts on an ongoing basis. We write off any amounts deemed uncollectible to bad debt expense.
For the years ended December 31, 2009 and 2008, we had one customer comprising 14 percent and 30 percent, respectively, of our total revenues, and another customer comprising 11 percent and 28 percent, respectively, of our total revenues. For the year ended December 31, 2009, a third customer comprised 33 percent of our total revenues.
Inventories. We compute inventory cost on a first-in, first-out basis (“FIFO”). We reduce the carrying value of inventories to a lower of cost or market basis for those items that are potentially excess, obsolete or slow-moving. We reserve for inventory obsolescence based upon sales trends and age of on-hand inventory. Work-in-process and finished goods inventories include raw materials, direct labor and manufacturing overhead. See note 4 for additional information.
Property and Equipment. Property and equipment are stated at cost. Depreciation expense is computed using the straight-line method over the estimated useful lives of the assets. We use the following ranges of useful lives for our property and equipment categories: leasehold improvements: 5 to 19 years; machinery and equipment: 3 to 15 years; and furniture and fixtures: 3 to 10 years. Repair and maintenance costs are expensed as incurred. When certain events or changes in operating conditions occur, an impairment assessment may be performed on the recoverability of the carrying amounts. See note 5 for additional information.
Goodwill and Intangible Assets. Goodwill is the excess of the purchase price of an acquired entity over the amounts assigned to assets and liabilities assumed in the business combination. We account for purchased goodwill and other intangible assets in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 350, “Intangibles — Goodwill and Other” (“ASC 350”). Under ASC 350, purchased goodwill and intangible assets with indefinite lives are not amortized, but instead are tested for impairment at least annually. Intangible assets with finite lives, comprised of capitalized software costs and licenses, are amortized over their useful lives, which range from three to 10 years, using the straight-line method.
We test goodwill for impairment annually, or more frequently if certain indicators are present or changes in circumstances suggest impairment may exist. As there are no reporting units below the business level, we test for impairment by comparing the fair value of the business to its respective carrying amount including goodwill. If the fair value exceeds the carrying amount, then no impairment exists. If the carrying amount exceeds the fair value, further analysis is performed to assess impairment. The determination of fair value of the business is based on a discounted cash flow analysis, which is a Level 3 input according to the fair value hierarchy established by ASC 820 “Fair Value Measurement and Disclosures” (“ASC 820”). This approach incorporates many assumptions including future growth rates, discount factors and income tax rates. Changes in economic and operating conditions impacting these assumptions could result in goodwill impairment in future periods. See note 6 for details on goodwill and intangible assets.
Income Taxes. Our income taxes as presented are calculated on a separate tax return basis, although our operations have historically been included in CareFusion’s or Cardinal Health’s consolidated income tax returns. CareFusion’s and Cardinal Health’s global tax models have been developed based on their entire portfolios of businesses. Accordingly, our tax results as presented are not necessarily reflective of the results that we would have generated on a stand-alone basis.
We account for income taxes using the asset and liability method. The asset and liability method requires recognition of deferred tax assets and liabilities for expected future tax consequences of temporary differences that currently exist between tax basis and financial reporting basis of our assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates in the respective jurisdictions in which we operate.
We follow the provisions of FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) (codified as ASC 740-10). In general, ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in the combined financial statements by providing that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. The amount recognized is measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. We had no uncertain tax positions that met the criteria of ASC 740-10 at December 31, 2009 or 2008.

Parent Company Investment. Parent Company Investment in the combined balance sheets represents CareFusion’s and/or Cardinal Health’s, as appropriate, historical investment in us, our accumulated net income after taxes, and the net effect of the transactions with and allocations from CareFusion and Cardinal Health. See notes 1 and 12 for additional information.
Share-Based Compensation. CareFusion and Cardinal Health maintained stock incentive plans (“the Plans”) for the benefit of certain key employees of CareFusion and Cardinal Health, including certain of our employees. For the years ended December 31, 2009 and 2008, combinations of stock options, restricted stock and restricted stock units (“restricted stock awards”) were granted under the Plans. All awards vest in equal installments over three years. The fair value of the stock options granted was determined by using both a Lattice model and a Black Scholes model. The fair value of the restricted stock awards was determined based on the grant-date ending market price of the underlying common shares. The compensation expense recognized for all share-based awards is net of estimated forfeitures and is recognized ratably over the awards’ service period based on the grant date fair values. Total pre-tax compensation expense related to share-based awards recognized in Selling, General and Administrative Expenses, which corresponds with the same line item in which cash compensation for these employees was recognized, was approximately $0.3 million and $0.2 million for the years ended December 2009 and 2008, respectively. No tax benefit was recognized with respect to share-based compensation.
At the time of CareFusion’s spinoff from Cardinal Health (see note 1), Cardinal Health converted or adjusted outstanding stock options and restricted stock awards with respect to Cardinal Health common shares held by Cardinal Health and CareFusion employees. The manner of conversion for each employee was determined based on the date of the original share-based grant and the employment status of the employee at the spinoff date of August 31, 2009.
Each Cardinal Health stock option was converted or adjusted based on the following:
•	Stock Options Granted on or Prior to September 26, 2007. Each option granted on or prior to September 26, 2007 was converted into an adjusted Cardinal Health stock option and a CareFusion stock option. The exercise prices of the CareFusion stock option and the adjusted Cardinal Health stock option and the number of shares subject to each such stock option reflected a mechanism that was intended to preserve the intrinsic value of the original Cardinal Health stock option.
•	Stock Options Granted After September 26, 2007. In general, each stock option granted after September 26, 2007 that was held by an employee of CareFusion at the spinoff date was converted into a CareFusion stock option, subject to an adjustment mechanism intended to preserve the intrinsic value of such stock options.
Similarly, each Cardinal Health restricted stock award was converted based on the following:
•	Restricted Stock Awards Granted on or Prior to September 26, 2007. Each restricted stock award granted on or prior to September 26, 2007 received for the unvested portion thereof, CareFusion restricted stock or restricted stock units, as applicable, representing the right to receive 0.5 shares of CareFusion common stock for each Cardinal Health common share subject to the award. The underlying Cardinal Health restricted stock awards remained in effect unadjusted.
•	Restricted Stock Awards Granted After September 26, 2007. In general, each restricted stock award granted after September 26, 2007 that was held by an employee of CareFusion at the spinoff date was converted into a CareFusion restricted stock award, intended to preserve the fair market value of the awards.
Revenue Recognition. We generate revenue primarily through the sale and rental of equipment, services and supplies. We recognize revenue when:
•	persuasive evidence of an arrangement exists;
•	product delivery has occurred or the services have been rendered;
•	the price is fixed or determinable; and
•	collectability is reasonably assured.
For arrangements with multiple deliverables where the fair value of each element is known, revenue is accounted for in accordance with ASC 605-25 “Multiple-Element Arrangements” (“ASC 605-25”). Revenue in multiple element arrangements is allocated to each unit of accounting using the relative fair value method. Revenue is recognized for each unit of accounting individually. Fair value evidence used during the allocation process is limited to vendor specific objective evidence, or VSOE of fair value, or historical prices in which the products have been sold in stand-alone transactions. To the extent products or services have not yet been sold or rendered on a stand alone basis, VSOE of fair value is the price which management with the authority to do so has established for the product.
We recognize equipment sale revenue upon the transfer of title and risk of loss to the customer.

Equipment rental arrangements consist of operating leases for which we recognize revenue evenly over the lease term, commencing upon the completion of installation activities.
We provide consulting and training services on a time and materials basis and recognize the associated revenues as we perform the services and achieve the milestones as agreed with or accepted by our customers, as appropriate.
Research and Development Costs. Costs incurred in connection with development of new products and manufacturing methods are charged to expense as incurred, except certain software development costs which are capitalized after technological feasibility of the software is established. Capitalized software development primarily relates to software utilized to analyze data received under the service component of our customer contracts.
Foreign Currency. Our reporting currency is the U.S. dollar. The financial statements of our entities outside the United States, including the main operation in Germany, are measured using their local currency as the functional currency. Adjustments to translate the assets and liabilities of these foreign entities into U.S. dollars are accumulated in Parent Company Equity through other Comprehensive Income utilizing period-end exchange rates. The combined statements of income are translated using average exchange rates. Accumulated Other Comprehensive Income consists entirely of foreign currency translation adjustments. During the years ended December 31, 2009 and 2008, foreign currency transaction gains (losses) were $(1.1) million, net and $0.4 million, net, respectively, and recorded in Interest Expense/Income and Other, Net within the combined statements of income.
NOTE 3. ACQUISITION
In March 2008, we acquired Biosigna in order to strengthen our strategic position in the area of Cardiac Safety. The final purchase price was $4.8 million, including $0.1 million of transaction costs. The purchase price also includes $0.5 million of contingent consideration paid to the seller in March 2009. These combined financial statements include the results of operations of Biosigna from the date of acquisition.
As a result of the final valuation of the acquired assets and liabilities, we recognized $3.6 million in intangible assets, largely comprised of proprietary technology with ten-year estimated economic lives, tangible assets and liabilities of $0.4 million and $0.2 million, respectively, and goodwill of $1.0 million.
We financed our acquisition of Biosigna through borrowings from Cardinal Health. In March 2008, we borrowed EUR 3.2 million, comprised of two separate borrowing agreements of EUR 1.5 million and EUR 1.7 million, respectively (recorded in the combined balance sheet as long-term debt of $4.4 million as of December 31, 2008). Both loans were originally scheduled to mature in March 2009 and bore interest at Euribor plus 0.50 percent per annum. In March 2009, we repaid the EUR 1.7 million loan. The maturity of the remaining EUR 1.5 million loan was extended through March 2011 (recorded in the combined balance sheet as long-term debt of $2.2 million as of December 31, 2009). Interest expense on the borrowings recorded in our combined statements of income was EUR 0.1 million ($0.1 million) and EUR 0.1 million ($0.2 million) for the years ended December 31, 2009 and 2008, respectively.
NOTE 4. INVENTORIES
Inventories, accounted for at the lower of cost or market on the FIFO method, consisted of the following:

	As of December 31,
(in thousands)	2009	2008
Finished Goods	$1,657	$862
Work-in-Process	505	112
Raw Materials	2,074	1,932

	4,236	2,906
Reserve for Excess and Obsolete Inventories	(692)	(519)

Inventories, Net	$3,544	$2,387

NOTE 5. PROPERTY AND EQUIPMENT, NET
Property and equipment, net consisted of the following:

	As of December 31,
(in thousands)	2009	2008
Leasehold Improvements	$272	$174
Machinery and Equipment	16,111	11,769
Furniture and Fixtures	1,867	1,531

	18,250	13,474
Accumulated Depreciation	(6,859)	(5,591)

Property and Equipment, Net	$11,391	$7,883

Depreciation expense was $3.3 million and $3.7 million for the years ended December 31, 2009 and 2008, respectively.
NOTE 6. GOODWILL AND INTANGIBLE ASSETS
Goodwill includes the push-down of EUR 29.0 million ($41.6 million and $40.3 million as of December 31, 2009 and 2008, respectively) allocated from the goodwill recorded by Cardinal Health pursuant to the acquisition of Viasys (including Research Services) in June 2007, held at the CareFusion corporate level. See note 12 for further discussion regarding the push-down of corporate assets and liabilities.
Goodwill also includes the amount recorded pursuant to our acquisition of Biosigna in March 2008 (see note 3).
The following table summarizes the changes in the carrying amount of goodwill:

(in thousands)	Total
Balance as of January 1, 2008	$41,992
Goodwill Acquired	1,029
Foreign Currency Translation Adjustments	(1,794)

Balance as of December 31, 2008	41,227
Foreign Currency Translation Adjustments	1,323

Balance as of December 31, 2009	$42,550

Intangible assets are amortized over their useful lives which range from three to 10 years. The detail of intangible assets is as follows:

	Weighted
	Average Life	Gross	Accumulated
(in thousands)	(years)	Intangible	Amortization	Net Intangible
December 31, 2008
Capitalized Software	3	$11,406	$(1,425)	$9,981
Licenses	10	3,701	(277)	3,424

Total Intangibles		$15,107	$(1,702)	$13,405

December 31, 2009
Capitalized Software	3	$19,782	$(3,292)	$16,490
Licenses	10	3,820	(669)	3,151

Total Intangibles		$23,602	$(3,961)	$19,641

Amortization expense was $2.2 million and $1.4 million for the years ended December 31, 2009 and 2008, respectively.
Estimated amortization expense for each of the next five fiscal years is estimated to be:

(in thousands)	2010	2011	2012	2013	2014
Amortization Expense	$3,043	$2,660	$1,731	$676	$543

NOTE 7. OTHER CURRENT LIABILITIES
Other current liabilities consisted of the following:

	As of December 31,
(in thousands)	2009	2008
Compensation	$2,125	$1,167
Deferred Revenue	871	650
Other	819	902

Other Current Liabilities	$3,815	$2,719

NOTE 8. INCOME TAXES
Income taxes by country are as follows:

	Year ended December 31,
(in thousands)	2009	2008
German Operations	$1,047	$1,170
Non-German Operations	248	428

Total	$1,295	$1,598

A reconciliation of the provision for income taxes based on enacted German income tax rates to our effective income tax rate is as follows:

	Year ended December 31,
	2009	2008
Provision at German corporate tax rate of 28.08 percent (including income tax of 15.83 percent and trade tax of 12.25 percent)	28.1%	28.1%
Foreign Tax Rate Differential	1.3%	(0.2%)
Nondeductible/Nontaxable Items	3.8%	0.7%
Other	0.4%	(5.5%)

	33.6%	23.1%
Tax Loss Carry-Forwards not Recognized	16.8%	—

Effective Income Tax Rate	50.4%	23.1%

For German tax purposes, we were able to deduct certain research and development costs that are capitalized under US GAAP. For the year ended December 31, 2009, these costs caused us to record taxable losses. However, as the losses were recognized within CareFusion Germany 234 GmbH and as Research Services was not a distinct taxable entity at the time the tax losses were generated, we will not be in a position to utilize those losses in the future and, accordingly, no corresponding deferred tax asset was recorded.
Deferred Tax Assets and Liabilities. Deferred income taxes arise from temporary differences between financial reporting and tax reporting bases of assets and liabilities, and operating loss and tax credit carryforwards for tax purposes. The components of the deferred income tax assets and liabilities are as follows:

	As of December 31,
(in thousands)	2009	2008
Deferred Income Tax Assets:
Property and Equipment	$246	$158
Inventories	88	19
Accounts Payable and Other Current Liabilities	207	121

Total Deferred Income Tax Assets	541	298

Deferred Income Tax Liabilities:
Intangible Assets	(3,076)	(1,704)
Other	(81)	(116)

Total Deferred Income Tax Liabilities	(3,157)	(1,820)

Net Deferred Income Tax Liabilities	$(2,616)	$(1,522)

Our net deferred tax assets (liabilities) from the preceding table is recorded within the following in our combined balance sheets:

	As of December 31,
(in thousands)	2009	2008

Prepaid Expenses and Other Current Assets	$244	$61
Deferred Tax Liabilities	(2,860)	(1,583)

Net Deferred Income Tax Liabilities	$(2,616)	$(1,522)

Substantially all of our operations have historically been included within CareFusion Germany 234’s German income tax return. CareFusion Germany 234 filed income tax returns in Germany and is subject to audit by taxing authorities for tax years ending December 31, 2005 through the current fiscal year. As all income taxes are paid by CareFusion Germany 234, there are no supplemental cash flow disclosures regarding the amount of taxes paid.
NOTE 9. COMMITMENTS AND CONTINGENCIES
Leases. The future minimum rental payments for operating leases having initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2009, are as follows:

(in thousands)	2010	2011	2012	2013	2014	Thereafter	Total
Minimum Rental Payments	$836	$480	$108	$53	$6	$—	$1,483
Rental expense relating to operating leases was approximately $1.1 million and $0.9 million for the years ended December 31, 2009 and 2008, respectively.
Other Commitments and Contingencies. In addition to commitments and obligations in the ordinary course of business, we are subject to various claims, other potential legal actions for damages, investigations relating to governmental laws and regulations and other matters arising out of the normal conduct of our business. We accrue for contingencies related to litigation in accordance with ASC 450-20, “Loss Contingencies” which requires us to assess contingencies to determine the degree of probability and range of possible loss. An estimated loss contingency is accrued in our financial statements if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Because litigation is inherently unpredictable and unfavorable resolutions could occur, assessing contingencies is highly subjective and requires judgments about future events. We regularly review contingencies to determine the adequacy of the accruals and related disclosures. The amount of ultimate loss may differ from these estimates. We are not currently aware of any such contingencies that could potentially have a material adverse effect on our combined financial statements.
NOTE 10. OPERATING LEASE REVENUES
Products that are leased to customers for clinical studies are operating leases. Minimum lease terms under these operating leases generally range from six to 24 months.
Products under operating leases, classified as Property and Equipment, Net in the combined balance sheet, consisted of the following:

	As of December 31,
(in thousands)	2009	2008
Leased Machinery and Equipment	$14,517	$10,418
Less: Accumulated Depreciation	(4,740)	(3,971)

Net Leased Machinery and Equipment	$9,777	$6,447

Future minimum lease payments to be received pursuant to operating leases during the next five years and thereafter is as follows:

(in thousands)	2010	2011	2012	2013	2014	Thereafter	Total
Minimum Rental Payments	$9,153	$1,290	$—	$—	$—	$—	$10,443

NOTE 11. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
During 2009, we entered into foreign currency forward contracts to manage foreign exchange exposure related to assets and liabilities subject to revaluation that do not meet the requirements for hedge accounting treatment. The gains and losses recorded on these instruments was substantially offset by the remeasurement adjustment on the foreign currency denominated asset or liability. The settlements of the derivative instruments and the remeasurement adjustment on the foreign currency denominated assets and liabilities were both recorded in the 2009 combined statement of in Interest Expense/Income and Other, Net. The amount recorded for the settlement of the derivative instruments was not material. We discontinued entering into these contracts after CareFusion’s spinoff from Cardinal Health in August 2009 and had no such open contracts as of December 31, 2009 and 2008.
NOTE 12. RELATED PARTY TRANSACTIONS
Allocation of General Corporate Expenses. We have historically been organized and managed in a manner similar to a stand-alone operation with limited services provided by CareFusion and Cardinal Health. Shared service costs of CareFusion Germany 234 have been allocated based upon headcount. During the years ended December 31, 2009 and 2008, the following expenses we were allocated to us from CareFusion and Cardinal Health:

	Year Ended December 31,
(in thousands)	2009	2008
Nature of expense
Information technology	$746	$681
Finance	442	527
Shipping	355	353
Human resources	335	435
Quality control	330	327
Training	244	220
Facilities	187	222
Gain on early retirement obligation	(149)	—
Other	109	143

Total	$2,599	$2,908

The expense allocations have been determined on a basis that we consider to be a reasonable reflection of the utilization of services provided or the benefit received by us during the periods presented. The allocations may not, however, reflect the expense we would have incurred as an independent company for the periods presented. Actual costs that may have been incurred if we had been a stand-alone company would depend on a number of factors, including the chosen organization structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.
Parent Company Equity. Net Transfers from Parent are included within Parent Company Investment on the combined statements of parent company equity.
Corporate Push-Down of Assets and Liabilities. The combined financial statements also include the push-down of certain assets and liabilities that have historically been held at the CareFusion and Cardinal Health corporate level but which are specifically identifiable or otherwise allocable to us. The cash and cash equivalents held by CareFusion and Cardinal Health at the corporate level were not allocated to us for any of the periods presented. Cash and cash equivalents recorded in the combined balance sheets represent balances maintained by Biosigna. Transfers of cash to and from CareFusion and Cardinal Health are reflected as a component of Parent Company Investment in the combined balance sheets.
Intercompany Transactions. All significant intercompany transactions between us and CareFusion and Cardinal Health have been included in these combined financial statements and are, except for long-term debt (see note 3), considered to be effectively settled for cash in the combined financial statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the combined statements of cash flows as a financing activity and in the combined balance sheets as Parent Company Investment.

NOTE 13. PENSION PLAN
Certain of our employees are covered by an unfunded defined benefit pension plan (the “Pension Plan”). During both the years ended December 31, 2009 and 2008, the net periodic benefit cost related to the Pension Plan recognized in our combined statements of income was $0.1 million. As of December 31, 2009 and 2008, the projected and accumulated benefit obligation related to our employees and recorded within Other Non-Current Liabilities in our combined balance sheets was $0.7 million and $0.6 million, respectively. The Pension Plan provides for annual payments starting with a fixed amount upon reaching retirement at age 63 with annual increases ranging from one percent to two percent thereafter. No benefits have been paid to our employees since the Pension Plan inception and none are expected to be paid in the next ten years. The net periodic benefit cost and benefit obligation were determined using an assumed 5.8% discount rate and no future compensation increases during employment.
NOTE 14. PRODUCT WARRANTIES
We offer warranties on certain products for various periods of time. We accrue for the estimated cost of product warranties at the time revenue is recognized. Our product warranty liability reflects management’s best estimate of probable liability based on current and historical product sales data and warranty costs incurred.
The table below summarizes the changes in the carrying amount of the liability for product warranties, which is recorded within Other Current Liabilities in the combined balance sheets:

(in thousands)	Total
Balance at January 1, 2008	$296
Warranty Accrual	595
Warranty Claims Paid	(580)
Foreign Currency Translation Adjustments	(13)

Balance at December 31, 2008	298
Warranty Accrual	217
Warranty Claims Paid	(218)
Foreign Currency Translation Adjustments	10

Balance at December 31, 2009	$307

NOTE 15. SUBSEQUENT EVENTS
In April 2010, CareFusion and eResearch Technology (“ERT”) signed an agreement for CareFusion to sell Research Services to ERT for $81 million in cash, subject to adjustments for working capital and indebtedness. The transaction is expected to close during the second quarter of 2010.
In preparing the combined financial statements, we evaluated subsequent events occurring through May 26, 2010, the date the financial statements were available to be issued.